Exhibit 99.1

Andrew Corporation Reports Record Orders of $549 Million

For Second Quarter Fiscal 2006

WESTCHESTER, IL, April 27, 2006—Andrew Corporation, a global leader in communications systems and products, reported total sales of $482 million for its second quarter ended March 31, 2006, flat compared to the prior year quarter and in-line with the company’s previous outlook of $480 million to $510 million in total sales.

Wireless Infrastructure sales, excluding a decline in E-911 geolocation equipment sales, grew 5% versus the prior year quarter due to growth for products supporting global wireless network upgrades and expansion. Satellite Communications sales decreased 9% versus the prior year quarter due to an anticipated decline for certain consumer broadband satellite programs. Total sales for the company were unfavorably impacted 2% versus the prior year quarter due primarily to a stronger dollar versus the euro. Total orders for the company increased 8% to a record $549 million versus the prior year quarter and 14% versus the prior quarter due mainly to global wireless network upgrades and expansion, new product introductions and international geolocation equipment orders.

“Our second quarter sales reflected greater than normal seasonal weakness due to the timing of operator needs for wireless infrastructure equipment. January and February were weaker than anticipated, followed by significant sales and order acceleration in March,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “We believe the underlying industry trends and multi-year build cycles for operators supporting global wireless network upgrades and expansion continue to be positive. We are encouraged as our diversified product portfolio and focus on new product introductions led to record orders for the company and sequential order growth in all major product groups and major regions during the quarter.”

Second quarter net income was $3.6 million or $0.02 per share compared to net income of $15.2 million or $0.09 per share in the year ago quarter. Second quarter income included $4.4 million or $0.02 per share for intangible amortization and $1.4 million or $0.01 per share related to restructuring charges. The prior year quarter included $5.5 million or $0.02 per share related to legal fees and settlement costs associated with resolved litigation and intangible amortization of $5.4 million or $0.02 per share.

“This was a challenging quarter operationally and we are clearly disappointed that we did not report continued margin improvement. Weaker volumes in January and February, a less favorable product mix within Antenna and Cable Products towards emerging markets, unfavorable foreign currency exchange rates in EMEA and incremental costs associated with our legacy earth station antenna business drove operating results below our previous expectations,” said Faison. “Our long-term strategies for sales growth and operating expense management remain on-track. However, gross margin continues to be our challenge. We are implementing a price surcharge program on RF cable products, delivering new products with higher gross margins and driving towards completion of strategic operational changes. Our geolocation product line and Satellite Communications product group are now positioned to deliver sequential sales growth and we anticipate improved financial performance towards our margin goals over the next several quarters.”

The following table is a summary of certain significant items impacting the comparability of earnings per share amounts for the three months ended March 31, 2006 and March 31, 2005. To calculate the per share impact of these significant items, a tax rate of 30.2% and 160 million diluted shares outstanding were used for the second quarter fiscal 2006 and 38.4% and 162 million diluted shares outstanding were used for the second quarter fiscal 2005.

	Three Months Ended March 31,
Summary of Significant Items Impacting Results	2006	2005
Intangible amortization	$(0.02)	$(0.02)
Restructuring charges	(0.01)	—

Sub-total	(0.03)	(0.02)

Litigation	—	(0.02)

Total	$(0.03)	$(0.04)

The top 25 customers represented 67% of sales compared to 68% in the prior quarter and 70% in the year ago quarter. Major original equipment manufacturers (OEMs) accounted for 38% of sales compared to 38% in the prior quarter and 41% in the year ago quarter. Cingular Wireless was the largest customer for the quarter at 10% of sales, flat with the prior quarter due mainly to growth in new product introductions offset by seasonal weakness for Antenna and Cable Products. Lucent Technologies, Siemens, Ericsson and Nortel Networks each represented more than 5% of the company’s sales for the second quarter.

RESULTS BY MAJOR REGION AND SEGMENT

	Three Months Ended March 31,		% Change	% Total
Sales by Region ($ in millions)	2006	2005
Americas	$264	$256	3	55
Europe, Middle East, Africa (EMEA)	155	165	(6)	32
Asia Pacific	63	61	3	13

Total	$482	$482	0%	100%

Sales in the Americas increased 3% versus the prior year quarter due mainly to growth in North America for Antenna and Cable Products and Base Station Subsystems supporting network upgrades and expansion, partially offset by lower wireless infrastructure sales in Latin America and decreased sales of E-911 geolocation equipment. EMEA declined 6% from the prior year quarter due mainly to unfavorable foreign currency exchange rates relating to a stronger dollar versus the euro, lower Base Station Subsystem sales in Western Europe and the timing of project-oriented sales to operators implementing distributed coverage solutions. Asia Pacific increased 3% versus the prior year quarter due mainly to increased demand in India for Antenna and Cable Products supporting network expansions.

	Three Months Ended March 31,		% Change	% Total
Sales by Segment ($ in millions)	2006	2005
Antenna and Cable Products	$266	$243	9	55
Base Station Subsystems	120	116	3	25
Network Solutions	27	44	(39)	6
Wireless Innovations	38	45	(16)	8
Satellite Communications	31	34	(9)	6

Total	$482	$482	0%	100%

Antenna and Cable Products increased 9% versus the prior year quarter due mainly to growth in base station antennas, radio frequency (RF) cable supporting network expansion and coverage requirements, and field services. Base Station Subsystems sales increased 3% versus the prior year quarter due mainly to an increase in direct to operator sales in North America, partially offset by lower overall sales in Western Europe. Network Solutions declined 39% versus the prior year quarter due mainly to a decline in sales of E-911 related geolocation equipment in North America. Wireless Innovations declined 16% due mainly to the timing and recent completion of several large project-oriented sales for distributed coverage solutions and a 5% unfavorable impact from a stronger dollar versus the euro. Satellite Communications declined 9% due mainly to the company’s planned reduction of involvement in certain consumer broadband satellite programs.

	Three Months Ended March 31,
Operating Income (Loss) by Segment ($ in millions)	2006	2005
Antenna and Cable Products	$29	$37
Base Station Subsystems	3	(1)
Network Solutions	6	18
Wireless Innovations	6	11
Satellite Communications	(4)	(3)

Sub-Total	$40	$62

Unallocated Sales and Administrative Costs	(27)	(31)
Intangible Amortization	(4)	(5)
Gain (Loss) on Sale of Assets	(0)	1

Total Operating Income	$9	$27

Antenna and Cable Products operating income decreased due mainly to higher commodity costs and an unfavorable geographic mix shift of RF cable product. Base Station Subsystems operating income increased versus the prior year quarter due mainly to increased operational efficiencies and a more favorable mix of products sold directly to carriers. Network Solutions operating income declined versus the prior year due mainly to a decline in E-911 geolocation equipment sales. Geolocation sales were $17 million in the second quarter compared to $13 million in the prior quarter and $35 million in the prior year quarter. Wireless Innovations operating income decreased versus the prior year quarter due mainly to a 16% decrease in segment sales resulting from the timing of operator spending for distributed coverage requirements and a 5% unfavorable impact from a stronger dollar versus the euro. Satellite Communications operating loss increased versus the prior year quarter due mainly to a $1.2 million cost of goods sold provision in the legacy earth station antenna product line, related to the timing and rollout of a multi-year program.

“We are delivering operationally in several key areas including improved profitability in Base Station Subsystems and sales growth from expansion of our geolocation product line to international markets. However, we still have work to do to achieve our targets as we exit the fiscal year,” said Faison. “We are continuing to work on improving Satellite Communications and anticipate that the product group is positioned to show sequential sales growth and be profitable as we exit the fiscal year. In addition, we are implementing multiple strategies to manage unprecedented increases in commodity costs.”

RECENT HIGHLIGHTS

•	Acquired Precision Antennas Ltd. in April 2006, a leading provider of microwave antennas for use in carrying point-to-point radio signals, for approximately $26 million in cash.

•	Selected by WildBlue Communications to expand the broadband satellite provider’s network of gateway earth stations in North America.

•	Announced a price surcharge effective April 3, 2006, on sales of market-leading wireless RF cable products to partially offset the rising cost of commodities.

•	Signed a strategic multi-year contract with a Tier 1 operator in the Middle East for a major geolocation system deployment outside North America. The agreement, valued in excess of $10 million for the first phase of deployment, is the first U-TDOA application outside North America.

•	Announced that OneBase™ Cell Extender MCPA has gained noteworthy acceptance in North America, including multiple orders and deployments from the two largest North American wireless operators.

•	Introduced the industry’s first all digital remote radio head. At 22.5 watts, the high power unit provides flexibility for 3G networks and is currently in trial with two major OEMs.

•	Introduced the industry’s most compact tower mounted amplifier (TMA). At 1.5 liters, it is the smallest and lightest TMA providing coverage and capacity enhancement.

•	Acquired Skyware Radio Systems, a producer of state-of-the-art electronic products for broadband satellite communications networks, for approximately $9 million in cash.

“We had a very busy quarter with opportunities to continue creating long-term value,” said Faison. “Research and development is driving new products to support our OEM and direct to operator business model, corporate development activity is expanding market-leading product groups and new customer orders are all validating the strength of Andrew’s capability as a trusted supplier and partner of choice for wireless operators and service providers around the globe.”

SECOND QUARTER FINANCIAL SUMMARY

Gross margin was 20.6%, compared with 22.7% in the prior quarter and 24.2% in the prior year quarter. Gross margin declined 360 basis points versus the prior year quarter due mainly to a 200 basis point decline from increased commodity costs and a 140 basis point decline from lower E-911 geolocation equipment sales. Gross margin declined 210 basis points versus the prior quarter due mainly to lower volume overhead absorption in January and February, an unfavorable geographic mix shift of RF cable product towards emerging markets, a $1.2 million provision in the legacy earth station antenna product line and the timing of project-oriented sales for distributed coverage solutions.

The company has purchase commitments for copper that cover approximately 64 million pounds or more than 90% of our originally planned fiscal 2006 requirements. Incremental demand requires additional purchases of copper in the spot market. Spot prices for copper delivery in May 2006 have risen to more than $3.25 per pound compared to approximately $1.22 in May 2005. In addition, the company has purchase commitments for copper that cover approximately 21 million pounds or 32% of anticipated fiscal 2007 requirements.

“Commodity costs have continued to rise to unprecedented levels. While our forward purchase commitments have reduced our volatility for fiscal 2006 and provided us with some visibility to incremental cost expectations for fiscal 2007, we now must be more aggressive in implementing our price surcharge program and recently expanded it to include all RF cable products. We are also continuing to test and research alternative materials that may be used in the manufacture of RF cable products. In addition, we are well underway with the construction of our new state-of-the-art North American cable manufacturing facility that will increase efficiency upon completion in 2007.”

Research and development expenses were $26.8 million or 5.6% of sales in the second quarter, compared to $25.6 million or 5.3% of sales in the prior year quarter. Research and development expenses increased due mainly to on-going support for new product introductions and recent acquisitions. Sales and administrative expenses were $58.3 million or 12.1% of sales in the second quarter, compared to $58.3 million or 12.1% of sales in the year ago quarter. Sales and administrative expenses were flat in absolute dollars and as a percentage of sales despite equity-based compensation expense, which includes $0.9 million from the impact of stock option expensing in the second quarter.

Intangible amortization decreased to $4.4 million in the second quarter, compared to $5.4 million in the prior year quarter due mainly to a reduction of amortized costs associated with the acquisition of Allen Telecom in July 2003. It is anticipated that total intangible amortization, excluding the impact of recent acquisitions, will be approximately $18 million in fiscal 2006, compared to $22 million in fiscal 2005.

Other expense increased to $3.5 million compared to $2.5 million in the prior year quarter due primarily to interest expense on increased total outstanding debt.

The reported tax rate for the second quarter was 30.2% compared to 38.4% in the prior year quarter. The reported tax rate declined due primarily to a rate benefit from the permanent reinvestment of earnings in China.

Average diluted shares outstanding decreased to 160 million compared to 180 million in the prior year quarter due mainly to the accounting effects of outstanding convertible debt and the repurchase of 3.2 million shares in the fourth quarter fiscal 2005 and first quarter fiscal 2006. The company has approximately 9.8 million shares available for repurchase under an existing authorized repurchase program.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash and cash equivalents were $155 million at March 31, 2006, compared to $163 million at December 31, 2005. Cash and cash equivalents decreased from the prior quarter due mainly to the recent acquisition of Skyware.

Accounts receivable were $478 million and days’ sales outstanding (DSOs) were 83 days at March 31, 2006, compared to $464 million and 76 days at December 31, 2005, and $470 million and 81 days at March 31, 2005. Inventories were $369 million and inventory turns were 4.1x at March 31, 2006, compared to $365 million and 4.4x at December 31, 2005, and $359 million and 4.1x at March 31, 2005.

Total debt outstanding and debt to capital were $313 million and 16.7% at March 31, 2006, compared to $311 million and 16.8% at December 31, 2005.

Cash flow from operations was $13.4 million in the second quarter, compared to cash flow from operations of $27.2 million in the prior year quarter. Capital expenditures were $20.8 million in the second quarter compared to $18.4 million in the prior year quarter.

THIRD QUARTER FISCAL 2006 OUTLOOK

For the third quarter, sales are anticipated to range from $510 million to $540 million compared to $487 million in the prior year quarter, due mainly to higher Wireless Infrastructure sales and the inclusion of sales from the recent acquisition of Precision Antennas, Ltd.

Gross margin rate is anticipated to increase from the second quarter due mainly to increased volume overhead absorption, a benefit from the price surcharge program on RF cable products and increased sales of international geolocation equipment.

Total operating expenses are anticipated to modestly increase on an absolute basis compared to the second quarter including approximately $0.9 million of stock option expense.

The company anticipates the reported tax rate to be relatively consistent with the second quarter. Average diluted shares outstanding are anticipated to be approximately 160 million.

Earnings per share are anticipated to range from $0.06 to $0.09, including intangible amortization costs of approximately $0.02 per share and before any gains from the sale of the Orland Park, Illinois manufacturing facility and any potential restructuring charges.

Attached to this news release are preliminary unaudited financial statements for the second quarter fiscal 2006.

Andrew Corporation will host a conference call to discuss its second quarter fiscal 2006 financial results on Thursday, April 27, 2006, at 8:00 a.m. CT. Investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P 500 company founded in 1937.

Forward-Looking Statements

Some of the statements in this news release, including those under the caption “Third Quarter Fiscal 2006 Outlook”, are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Forward-looking statements are based on currently available information. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended September 30, 2005. The company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures, which are financial measures of Andrew’s performance that exclude or include amounts thereby differentiating these measures from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP). Andrew believes that these non-GAAP measures improve the comparability of the financial results between periods. Below are reconciliations of the non-GAAP financial measures used in this news release, for earnings per share to the most directly comparable GAAP measures.

	Three Months Ended March 31,
	2006	2005
Reported GAAP Diluted Net Income per Share	$0.02	$0.09
Intangible amortization	0.02	0.02
Restructuring charges	0.01	—
Litigation	—	0.02

Adjusted Diluted Net Income per Share	$0.05	$0.13

END

Investor Contact:

Scott Malchow, Andrew Corporation

+1 (708) 236-6507

News Media Contact:

Rick Aspan, Andrew Corporation

+1 (708) 236-6568 or publicrelations@andrew.com